Exhibit j
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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the caption "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our reports dated February 14, 2004 on the financial statements and financial highlights of the USAA Nasdaq-100 Index Fund and the USAA S&P 500 Index Fund and February 18, 2004 on the financial statements and financial highlights of the USAA Extended Market Index Fund as of and for the year ended December 31, 2004 in the Post-Effective Amendment Number 73 to the Registration Statement (Form N-1A No. 2-49560).



Ernst & Young LLP


San Antonio, Texas
April 25, 2005